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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of earliest event reported) April 17, 2000


                              HITSGALORE.COM, INC.
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             (Exact name of Registrant as specified in its charter)


         FLORIDA                      000-26668        65-0036344
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(State or other  jurisdiction      (Commission       (I.R.S Employer
of incorporation or organization)  file Number)     Identification No.)


10134 6th Street, Suite J, Rancho Cucamonga, CA           91730
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(Address of principal executive offices)                (ZIP Code)


Registrant's telephone number, including area code   (909) 481-8821


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                              HITSGALORE.COM, INC.


Item 5. Other Events

On April 17, 2000, the Life Foundation Trust ("LFT") defaulted on its payment obligations to the Company under an agreement dated April 15, 1999 (the "Agreement") and an early payment agreement dated February 16, 2000 (the "Early Payment Agreement").

Under the Agreement, LFT was to pay $10,000,000 for the purchase of 2,000,000 shares of the Company's common stock and $10,000,000 for the development of Local City Editions of the Company's web site. As of March 31, 2000, the Company had fulfilled its obligations under the Agreement. The Agreement provided for payment in full on April 15, 2000. The payment obligation is secured by a security interest and lien on an undivided interest in a collection of Aden stamps (the "Collectibles"). The Collectibles are held in safekeeping by an independent trust company located in New York, NY.

The Early Payment Agreement provided for the payment of $3,500,000 on or before February 21, 2000 and $16,500,000, in one or more installments, over a period of thirty days following the date of the initial payment due under the Early Payment Agreement.

As a result of the default by LFT, the Company intends to liquidate the Collectibles in payment of monies due under the Agreement. The liquidation process may take in excess of one year. The Company is engaging a philatelist to assist the Company in appraising the Collectibles and advise the Company as to an orderly liquidation to obtain maximum value from liquidation.

The Company has granted LFT a twenty-day grace period to make the payments due under the Agreement. LFT has represented that it will continue to pursue a cash payment in lieu of liquidation of the Collectibles by the Company.

This event has delayed the completion of the audit of the Company's financial statements for the year ended December 31, 1999 and the Company's filings under the Exchange Act. The Company is working closely with its auditors to resolve the accounting and reporting issues that arose from the default by LFT and will promptly file its Annual Report on Form 10-K for the year ended December 31, 1999 upon resolution of these matters.

In addition, all pending transactions with LFT have been suspended and will be cancelled if the payments due from LFT are not received by the end of the grace period.


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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HITSGALORE.COM, INC.                                        Date: April 24, 2000

By:/s/ Robert A. Thompson
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       Robert A. Thompson
       Principal Accounting Officer